FOR IMMEDIATE RELEASE	SCOTT J. DUNCAN
FX Energy, Inc.
January 4, 2011	3006 Highland Drive, Suite 206
Salt Lake City, Utah 84106
(801) 486-5555 Fax (801) 486-5575
www.fxenergy.com

FX Energy Provides Operations Update

Salt Lake City, January 4, 2011 – FX Energy, Inc. (NASDAQ: FXEN) provided the following update on the Company’s current operations in Poland.

Lisewo Well

The Lisewo well that began drilling in late September 2010, has reached a measured depth of 3,810 meters.  Based upon drilling data from the well, the current depth is expected to be just above the targeted Rotliegend sandstone formation.  The well will be logged and a 7 inch liner will be set and cemented prior to coring the Rotliegend.  Initial test results from the well are expected in the next one to two weeks.

Lisewo is a 3-D defined target located in The Polish Oil and Gas Company’s (PGNiG) 880,000 acre Fences concession in western Poland.  Planned total depth of the well is 3,950 meters (12,680 feet).  PGNiG is the operator of the Lisewo well and owns 51%.  FX Energy owns 49%.

Plawce Well

The tender process to select the drilling rig for the Plawce tight gas well is underway.  Tender documents have been sent out to the potential drilling companies and offers are due by January 18, 2011.  The Plawce well is planned to test a tight Rotliegend sandstone target, including a horizontal leg in the targeted reservoir.  PGNiG will be the operator of the Plawce well and own 51%.  FX Energy owns 49%.

Machnatka Well

The tender process to select the rig to drill the Machnatka well on the Company’s Warsaw South concession is expected to begin later this month with spudding of the Machnatka well planned for the second quarter of 2011. The tender for casing and tubing at Machnatka has been announced and offers to supply the casing and tubing for the well are expected by January 25, 2011.

The Machnatka well is the Company’s first well in the Warsaw South concession and is planned to test a 2-D defined Ca1 reef target with a secondary Carboniferous target.  FX Energy will be the operator of the well and according to the signed Letter of Intent will own 51% and PGNiG will own 49%.

About FX Energy

FX Energy is an independent oil and gas exploration and production company with production in the US and Poland.  The Company’s main exploration and production activity is focused on Poland’s Permian Basin where the gas-bearing Rotliegend sandstone is a direct analog to the Southern Gas Basin offshore England.  The Company trades on the NASDAQ Global Market under the symbol FXEN.  Website www.fxenergy.com.

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FORWARD-LOOKING STATEMENTS

This report contains forward-looking statements.  Forward-looking statements are not guarantees.  For example, exploration, drilling, development, construction or other projects or operations may be subject to the successful completion of technical work; environmental, governmental or partner approvals; equipment availability, or other things that are or may be beyond the control of the Company.  Operations that are anticipated, planned or scheduled may be changed, delayed, take longer than expected, fail to accomplish intended results, or not take place at all.

In carrying out exploration it is necessary to identify and evaluate risks and potential rewards.  This identification and evaluation is informed by science but remains inherently uncertain.  Subsurface features that appear to be possible traps may not exist at all, may be smaller than interpreted, may not contain hydrocarbons, may not contain the quantity or quality estimated, or may have reservoir conditions that do not allow adequate recovery to render a discovery commercial or profitable.  Forward-looking statements about the size, potential or likelihood of discovery with respect to exploration targets are certainly not guarantees of discovery or of the actual presence or recoverability of hydrocarbons, or of the ability to produce in commercial or profitable quantities.  Estimates of potential typically do not take into account all the risks of drilling and completion nor do they take into account the fact that hydrocarbon volumes are never 100% recoverable.  Such estimates are part of the complex process of trying to measure and evaluate risk and reward in an uncertain industry.

Forward-looking statements are subject to risks and uncertainties outside FX Energy’s control.  Actual events or results may differ materially from the forward-looking statements.  For a discussion of additional contingencies and uncertainties to which information respecting future events is subject, see FX Energy’s SEC reports or visit FX Energy’s website at www.fxenergy.com.